UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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LORILLARD, INC.

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A Message from William Crump

Senior Vice President, Human Resources

Thank you for the questions you have been submitting since the Merger Agreement announcement. We continue to receive a large variety of questions and let me assure you that, over time, we will directly respond to each one. Please be mindful of the complexity of this agreement and that Lorillard is unable to speak for the employment and benefits policies of Reynolds American Inc. or Imperial Tobacco beyond the present agreement. In the meantime, we have attached a list of your most Frequently Asked Questions with the appropriate answer.

I know that during the months to come, many more questions will arise and I encourage you to submit them to feedback@lortobco.com. While the Company is always sensitive to your concerns, we ask that you understand that many details are still to be worked out through a process that will take several months. When new information becomes available, it will be promptly posted. At the appropriate time, we will assemble a Lorillard team to work with the other companies involved in the Merger Agreement to ensure a well-coordinated transition.

While there will be much effort put into this planning, it is vital that we remain focused on today’s business. Until the anticipated closing date, Lorillard remains a competitor to all parties in the agreement and is bound by law to conduct its daily business as such. We are at the beginning of a very long process which will require approval by the Federal Trade Commission, and then by the shareholders of each company. Even after the proposed closing date, there will be a very involved transition period.

In the meantime, we must stay focused on our three key strategies as well as support the investments that ensure our continued success.

General Salaried Employee Frequently Asked Questions (FAQ’s)

Below is a set of questions and answers that explain some of the effects of the Merger Agreement that Lorillard, Inc. (“Lorillard”) has entered into with Reynolds American Inc. (“RAI”) and the Asset Purchase Agreement that RAI has entered into with Imperial Tobacco Group PLC (“Imperial”) (together the “Transaction Documents”) on compensation, benefits and employment. These questions and answers are very preliminary, and we will provide more detail as we get closer to a closing date, which is many months away, at a minimum. The information in this summary is not complete, and this summary is qualified in its entirety by the terms of the governing plan documents, benefit arrangements and Transaction Documents. In the event of any inconsistency between this summary and an applicable plan document or arrangement or a Transaction Document, the terms of the plan documents and/or Transaction Documents, as applicable, will control.

In addition, nothing in these questions or answers (or the plans or arrangements being summarized) should be interpreted as an employment contract or as providing you with the right to employment for any period of time. This set of questions and answers does not create an entitlement to any benefit. This summary is only a high-level description of the benefits. Subject to certain limitations described in the relevant plan documents and agreements, Lorillard reserves the right to amend, modify change or terminate the plans and arrangements at any time.

When will I know whether I will have a position with RAI or Imperial?

—	Employees will be notified 30 – 60 days prior to the closing date if they will be continuing employment with RAI or receiving an offer of employment with Imperial.

If employment continues with RAI or an employee is offered a position with Imperial, will pay or benefits change?

—	Both RAI and Imperial have agreed to provide comparable pay and active employee benefits for a period of one year after the closing of the transactions.

Will my service continue with either RAI or Imperial?

—	Imperial will credit employees for service earned with Lorillard for purposes of eligibility for and vesting in benefits, such as for the calculation of vacation, sick days, and severance. Service will also be credited for the purposes of participation eligibility and vesting requirements for any 401k or pension benefits; however, service before the closing date will not be credited for purposes of growing additional pension benefit credits following the closing.
—	RAI will credit employees for service earned with Lorillard for purposes of eligibility for and vesting in benefits, such as for the calculation of vacation, sick days, and severance. Service will also be credited for the purposes of participation eligibility and vesting requirements for any RAI 401k or pension benefits.

What happens to the salaried pension plan?

—	It is currently intended that the salaried pension plan will remain at Lorillard. On and after the closing date, RAI will become the parent company of Lorillard and will be responsible for maintaining the plan and administering all pension payments.
—	Also, whether or not you can begin your pension after the closing date will depend on whether or not you are working for RAI after the closing date.

What if I am eligible to retire prior to the closing date but I don’t want to retire yet?

—	If you have five years of continuous service before the closing date, your pension is vested and nonforfeitable. Any vested pension you have earned through the closing date cannot be taken away or reduced.
—	It is currently intended that the salaried pension plan will remain at Lorillard, and the vested benefit you will have accrued before the closing date will not be impacted by the transaction. If you do not want to retire yet, your pension will be maintained by Lorillard (and RAI after the closing date) until you decide to begin your pension.

What if I am not eligible to retire prior to the closing date?

—	If you are at least age 55 with 10 years of service as of the closing date, you can Defer Early Retirement. This means that you can defer your retirement until age 60 and qualify for an unreduced pension benefit at that time.
—	If you have at least 5 years of service as of the closing date but are under the age of 55, you qualify for an unreduced Deferred Vested pension at the age of 65. You also qualify for a reduced pension at the age of 55.
—	If you have not completed 5 years of service before the closing date and you do not continue to work for RAI, you will not have a vested pension benefit. Provided that RAI maintains the salaried pension plan following the closing, your service with RAI will count towards becoming vested in your pension. If you do not remain employed by Lorillard or RAI on and after the closing date, your participation in the pension plan will terminate as of the closing date.

Can I retire from Lorillard and work for either RAI or Imperial?

—	You cannot collect your pension from the salaried pension plan while continuing to work for RAI.
—	You can retire from Lorillard and accept a position with Imperial. If you retire from Lorillard and work for Imperial, you can begin to receive payments of your vested pension, after you have satisfied the age and service rules under the pension for receiving payments.

What happens to the salaried pension plan after the sale? What retiree benefits do RAI and Imperial have?

—	The salaried pension plan will be maintained by Lorillard until the closing date. On and after the closing date, RAI will be the parent company of Lorillard, and if RAI makes any changes to the salaried pension plan on and after the closing date, RAI will communicate any such changes to you. We do not know at this time what retiree benefits RAI and Imperial offer.

Who will be responsible for current Lorillard retirees?

—	RAI will become the parent company of Lorillard on and after the Closing Date, so RAI will be ultimately responsible for making sure that payments from the salaried pension plan are timely made to current or future retirees.

What happens to the salaried 401k plan?

—	The salaried 401k plan transfers to Imperial in connection with the closing of the transactions.
—	If your employment continues with RAI, you would become a terminated participant in the 401k plan. As a terminated participant, you could keep your funds in the plan or roll them over to another employer plan or an individual retirement account. Any outstanding 401k loans will become due and payable upon when the 401k plan is transferred to Imperial.
—	If you accept an offer of employment with Imperial, you may continue participation in the 401k plan.

Salaried Employee Redundancy Change in Control Plan Frequently Asked Questions (FAQs)

Below is a set of questions and answers that explain certain provisions of the Lorillard Tobacco Company 2014 Change in Control Redundancy Plan (the “Redundancy Plan”) and the impact of the Merger Agreement that Lorillard, Inc. (“Lorillard”) has entered into with Reynolds American Inc. (“RAI”) and the Asset Purchase Agreement that RAI has entered into with Imperial Tobacco Group PLC (“Imperial”) (together the “Transaction Documents”). These questions and answers are very preliminary, and we will provide more detail as we get closer to a closing date, which is many months away, at a minimum. The information in this summary is not complete and this summary is qualified in its entirety by the terms of the Redundancy Plan and the Transaction Documents. In the event of any inconsistency between this summary and the terms of the Redundancy Plan or the Transaction Documents, the terms of the Redundancy Plan and/or the Transaction Documents, as applicable, will control.

In addition, nothing in these questions or answers (or the plans or arrangements being summarized) should be interpreted as an employment contract or as providing you with the right to employment for any period of time. This set of questions and answers does not create an entitlement to any benefit. This summary is only a high-level description of the benefits. Subject to certain limitations described in the relevant plan documents and agreements, Lorillard reserves the right to amend, modify change or terminate the plans and arrangements at any time.

Will I get severance if I am offered a position with either RAI or Imperial?

—	You are not eligible for severance if your employment is continuing with RAI.
—	You are not eligible for severance if you are offered a “comparable position” with Imperial, regardless of whether you accept or decline the offer. A comparable position is one with similar responsibilities and comparable compensation and active employee benefits at a geographic location within fifty miles of your current workplace.
—	If your employment with either RAI or Imperial is terminated without cause within two years following the closing date, you would be eligible for severance under the Redundancy Plan.

How much severance am I eligible for?

—	The amount of cash severance pay available will be based on your years of completed service in accordance with the following formula:
¡	Four weeks of Base Salary per year of service for your first five completed years of service (years 1 through 5)
¡	Three weeks of Base Salary per year of service for the next five completed years of service (years 6 through 10)
¡	Two weeks of Base Salary per year of service for the next five completed years of service (years 11 through 15)

¡	One week of Base Salary per year of service for any additional completed years of service (year 16 and beyond)
¡	In all cases there will be a minimum of eight weeks and a maximum of 52 weeks of Base Salary

Completed Years of Service	Total Severance Entitlement (weeks)
1	Minimum 8
2
3	12
4	16
5	20
6	23
7	26
8	29
9	32
10	35
11	37
12	39
13	41
14	43
15	45
16	46
17	47
18	48
19	49
20	50
21	51
22	52

How will my severance be paid?

—	You may elect to receive cash severance pay either in installments in accordance with the Company’s (as defined in the Redundancy Plan) regular payroll cycle, or in a lump sum.

Will my benefits continue while I get severance?

—	If you are a participant in the Company’s health plan, you can continue coverage under COBRA for 18 months after termination of employment. If you elect to receive your cash severance pay in installments, the Company will reimburse your monthly out-of-pocket premiums for medical and dental coverage (or provide a substantially equivalent payment if you are covered other than under the Company’s health plan) for the period of time that you are entitled to receive severance under the plan.
—	If you elect to receive your cash severance pay in a lump sum, COBRA reimbursement will not be available.

FORWARD LOOKING STATEMENTS

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 which represent the current expectations and beliefs of management of Lorillard, Inc. (“Lorillard”) concerning the proposed transaction involving Reynolds American Inc. (“Reynolds American”) and Lorillard (the “transaction”) and other future events and their potential effects on Lorillard, including, but not limited to, statements relating to anticipated financial and operating results, the companies’ plans, objectives, expectations and intentions, cost savings and other statements, including words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “will,” “should,” “may,” and other similar expressions. Such statements are based upon the current beliefs and expectations of Lorillard’s management, are not guarantees of future results and are subject to a significant number of risks and uncertainties. Actual results may differ materially from the results anticipated in these forward looking statements. Those factors include, without limitation: the ability to obtain the approval of the transaction by Lorillard’s stockholders; the ability to obtain governmental approvals of the transaction or to satisfy other conditions to the transaction on the proposed terms and timeframe; the possibility that the transaction does not close when expected or at all, or that the companies may be required to modify aspects of the transaction to achieve regulatory approval; the ability to realize the expected synergies resulting for the transaction in the amounts or in the timeframe anticipated; the ability to integrate Lorillard’s businesses into those of Reynolds American’s in a timely and cost-efficient manner; the impact of regulatory initiatives, including the regulation of cigarettes and electronic cigarettes and a possible ban or regulation of the use of menthol in cigarettes by the Food and Drug Administration, and compliance with governmental regulations; the outcome of pending or future litigation; health concerns, claims, regulations and other restrictions relating to the use of tobacco products and exposure to environmental tobacco smoke; the effect on pricing and consumption rates of legislation, including actual and potential federal and state excise tax increases, and tobacco litigation settlements; continued intense competition from other cigarette and electronic cigarette manufacturers; the continuing decline in volume in the domestic cigarette industry; changes in the price, quality or quantity of tobacco leaf and other raw materials available for use in Lorillard’s cigarettes; reliance on a limited number of suppliers for certain raw materials; and other risks and uncertainties, including those detailed from time to time in Lorillard’s periodic reports filed with the Securities and Exchange Commission, including Lorillard’s Current Reports on Form 8-K, Quarterly Reports on Form 10-Q and Annual Report on Form 10-K. In particular, we refer you to “Item 1A. Risk Factors” of Lorillard’s 2013 Annual Report on Form 10-K and its Quarterly Report for the quarterly period ended March 31, 2014, which were filed with the Securities and Exchange Commission on February 21, 2014 and April 24, 2014, respectively, for additional information regarding the risks and uncertainties discussed above as well as additional risks and uncertainties that may affect Lorillard’s actual results. The forward-looking statements in this communication are qualified by these risk factors. Each statement speaks only as of the date of this communication (or any earlier date indicated in this communication) and Lorillard undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances. Investors, potential investors and others should give careful consideration to these risks and uncertainties.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

This communication may be deemed to be solicitation material in respect of the proposed transaction involving Lorillard and Reynolds American. In connection with the proposed transaction, Reynolds American will file with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 that will include the joint proxy statement of Reynolds American and Lorillard that also constitutes a prospectus of Reynolds American. Lorillard and Reynolds American plan to mail the definitive joint proxy statement/prospectus to their respective stockholders in connection with the proposed transaction. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT LORILLARD, REYNOLDS AMERICAN, THE PROPOSED TRANSACTION AND RELATED MATTERS. Investors and stockholders will be able to obtain free copies of the joint proxy statement/prospectus and other documents filed with the SEC by Lorillard and Reynolds American through the website maintained by the SEC at www.sec.gov. In addition, investors and stockholders will be able to obtain free copies of the definitive joint proxy statement/prospectus and other documents filed by Lorillard with the SEC by contacting Robert Bannon, CFA Director, Investor Relations, at investorrelations@lortobco.com or by calling (336) 335-7000.

Lorillard and its directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies from Lorillard’s stockholders in respect of the proposed transaction that will be described in the joint proxy statement/prospectus. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of proxies from Lorillard’s stockholders in connection with the proposed transaction, including a description of their direct or indirect interests, by security holdings or otherwise, in Lorillard is set forth in Lorillard’s Annual Report on Form 10-K for the year ended December 31, 2013 and its Proxy Statement on Schedule 14A, dated April 4, 2014, which are filed with the SEC. Additional information regarding the interests of Lorillard’s directors and executive officers in the proposed transaction, which may be different than those of Lorillard’s stockholders generally, is contained in the joint proxy statement/prospectus when filed with the SEC.